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                                                                     EXHIBIT 8.1

                             MAYER, BROWN & PLATT

                                January 26, 1999

Inland Steel Industries, Inc.
30 West Monroe Street
Chicago, Illinois  60603

     Re:  Inland Steel Industries, Inc. -- Registration No. 333-71149

Ladies and Gentlemen:

     We have acted as special counsel to Inland Steel Industries, Inc., a Delaware corporation ("Inland"), in connection with the corporate proceedings taken and to be taken relating to the merger of RT Merger Sub, Inc., a wholly owned subsidiary of Inland, with and into Ryerson Tull, Inc. ("Ryerson Tull"), with Ryerson Tull being the surviving corporation (the "Merger"), and conversion of each share of Ryerson Tull Class A Common Stock, par value $1.00 per share (including the associated preferred stock purchase rights issued pursuant to the Rights Agreement, dated as of June 10, 1996, between Ryerson Tull and Harris Trust and Savings Bank, as the Rights Agent), issued and outstanding at the effective time of the Merger into 0.61 shares of common stock, par value $1.00 per share, of Inland (including the associated preferred stock purchase rights issued pursuant to the Rights Agreement, dated as of November 25, 1997, between Inland and Harris Trust and Savings Bank, as the Rights Agent, as amended). We have also participated in the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a registration statement on Form S-4 (Registration No. 333-71149) (the "Registration Statement") relating to the Merger. In connection therewith, we have prepared the discussion set forth under the caption "The Merger Agreement and the Merger -- Material Federal Income Tax Considerations" (the "Discussion") in the Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") that is part of the Registration Statement filed by Inland with the Securities and Exchange Commission.

     In rendering our opinion, we have examined the Agreement and Plan of Merger by and among Inland, RT Merger Sub, Inc. and Ryerson Tull dated as of October 27, 1998 included as Annex A to the Proxy Statement/Prospectus (the "Merger Agreement"), and have assumed that the Merger will take place in accordance with the Merger Agreement. We hereby confirm our opinion as set forth in the Discussion, which contains the material United States federal income tax consequences of the Merger.

     This opinion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder, the interpretation of the Code and such regulations by the courts and the Internal Revenue Service, as they are in effect and exist at the date of this opinion. It should be noted that laws, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinion could adversely affect our conclusion.
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Inland Steel Industries, Inc.
January 26, 1999
Page 2

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the captions "The Merger Agreement and the Merger -- Material Federal Income Tax Considerations" and "Additional Information -- Legal Matters" therein.

                              Very truly yours,


                              MAYER, BROWN & PLATT